Exhibit 10.1
FIFTH AMENDMENT TO CREDIT AGREEMENT
This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), made as of December  _____  , 2008, by and among GTSI CORP., a Delaware corporation (the “Borrower”), the Lenders (as defined below) signatory hereto, the other Borrower Parties (as defined below) signatory hereto, and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, certain Subsidiaries of the Borrower signatory thereto as Guarantors (together with the Borrower, collectively, the “Borrower Parties”), the lenders signatory thereto from time to time (the “Lenders”), the other Agents party thereto and the Administrative Agent are parties to that certain Credit Agreement, dated as of June 2, 2006, as amended by that certain First Amendment to Credit Agreement dated as of July 12, 2006, as further amended by that certain Second Amendment to Credit Agreement dated as of November 30, 2006, as further amended by that certain Third Amendment to Credit Agreement, dated March 30, 2007 and as further amended by that certain Fourth Amendment to Credit Agreement and Consent, dated as of December 7, 2007 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower; and
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement as set forth herein, and subject to the terms and conditions hereof, the Majority Lenders and the Administrative Agent are willing to do so;
NOW THEREFORE, in consideration of the premises, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that all capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement and further agree as follows:
1. Amendments to Credit Agreement.
(a) Section 1.1 of the Credit Agreement, “Definitions”, is hereby amended and modified by deleting the definition of “Fixed Charge Coverage Ratio” in its entirety and inserting the following in lieu thereof:
““Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, calculated on a Pro Forma Basis during such period, the ratio of (a) the greater of (i) (x) EBITDA for such period minus (y) the sum of (A) Capital Expenditures made during such period and not financed with the proceeds of Funded Debt (other than the proceeds of a Loan) including, without limitation, Capital Expenditures made as tenant improvements at Borrower’s and its

Subsidiaries’ leased locations, (B) cash tax payments made during such period and (C) to the extent included in EBITDA, non-cash interest income from lease transactions during such period, or (ii) zero, to (b) the sum of (i) scheduled payments of principal made with respect to Funded Debt during such period, (ii) Interest Expense paid or payable in cash during such period and (iii) Restricted Purchases (other than Restricted Purchases made pursuant to Section 8.4(c)) and Restricted Payments paid during such period.”
(b) Section 8.4 of the Credit Agreement, “Restricted Payments and Purchases”, is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:
“Section 8.4 Restricted Payments and Purchases. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, other than (a) Dividends on common stock which accrue (but are not paid in cash) or are paid in kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; provided, however, that the Borrower’s Subsidiaries may make Restricted Payments to the Borrower or a wholly owned Domestic Subsidiary of the Borrower that is a Borrower Party, (b) Restricted Purchases or Restricted Payments for the sole purposes of repurchasing the Borrower’s Stock from employees of the Borrower and its Subsidiaries upon termination of employment of any such employee so long as (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Restricted Payments and Restricted Purchases shall not exceed $500,000 during any twelve-month period, (c) Restricted Purchases of Borrower’s common stock made on or before February 15, 2009 in an aggregate amount not to exceed $[5,000,000] so long as no Default or Event or Default shall have occurred and be continuing or result from such Restricted Purchase and (d) Restricted Payments and Restricted Purchases provided that the Borrower shall have delivered evidence satisfactory to the Co-Collateral Agents that the following conditions have been satisfied before and after giving effect to any such Restricted Payment or Restricted Purchase: (i) no Default or Event of Default shall have occurred and be continuing or result from such Restricted Payment or Restricted Purchase, (ii) any such Restricted Payment or Restricted Purchase shall have occurred on or after the date that is one year immediately following the Agreement Date, (iii) Availability shall not be less than $15,000,000, (iv) the Borrower shall have a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 at the time of such Restricted Payment or Restricted Purchase and shall have delivered to the Co-Collateral Agents pro forma calculations evidencing a projected Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 for the twelve-month period immediately following such Restricted Payment or Restricted Purchase, and (v) the aggregate amount of all such Restricted

Payments and Restricted Purchases shall not exceed $500,000 during any twelve-month period.”
2. No Other Amendments. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided above, operate as a waiver of any right, power or remedy of the Administrative Agent, the Lenders or Issuing Banks under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except for the amendments set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Credit Agreement or a course of dealing with the Administrative Agent, the Lenders or the Issuing Banks at variance with the Credit Agreement such as to require further notice by the Administrative Agent, the Lenders or the Issuing Banks to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection or continuity of the Administrative Agent’s or the Lenders’ security interests in, security titles to, or other Liens on, any Collateral for the Obligations.
3. Conditions on Effectiveness. This Amendment shall become effective as of the date hereof when, and only when, the Administrative Agent, on behalf of the Issuing Banks and the Lenders, shall have received:
(a) counterparts of this Amendment duly executed by the Borrower, each other Borrower Party and the Majority Lenders;
(b) an amendment fee, on behalf of each Lender (including the Administrative Agent) that executes this Amendment on the date hereof, in an amount equal to 15 basis points of the Revolving Loan Commitment of each such Lender, which such fee shall be fully earned, due and payable on the date hereof and shall be allocated to each Lender based on such Lender’s Aggregate Commitment Ratio; and
(c) such other information, documents, instruments or approvals as the Administrative Agent may require.
4. Representations and Warranties of Borrower Parties. Each Borrower Party represents and warrants as follows:
(a) Such Borrower Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(b) The execution, delivery and performance by such Borrower Party of this Amendment and the Loan Documents are within such Borrower Party’s legal powers, have been duly authorized by all necessary company action and do not contravene (i) such Borrower Party’s organizational documents, or (ii) law or contractual restrictions binding on or affecting such Borrower Party;

(c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, is required for the due execution, delivery and performance by such Borrower Party of this Amendment or any of the Loan Documents to which such Borrower Party is or will be a party;
(d) This Amendment and each of the other Loan Documents to which such Borrower Party is a party constitute legal, valid and binding obligations of such Borrower Party, enforceable against such Borrower Party in accordance with their respective terms; and
(e) No Default or Event of Default exists.
5. Reaffirmations and Acknowledgments.
(a) Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty contained in Article 3 of the Credit Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder.
(b) Acknowledgment of Security Interests. Each Borrower Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.
6. Costs, Expenses and Taxes. Borrower agrees to pay on demand all out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including, but not limited to, the reasonable fees and disbursements of counsel for the Administrative Agent.
7. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.
8. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.
9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Amendment in any judicial proceeding, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Any signatures delivered by a party by facsimile or other electronic transmission shall be deemed an original signature hereto.
10. Release. In consideration for the accommodations provided pursuant to this Amendment, and acknowledging that the Administrative Agent and Lenders will be specifically relying on the following provisions as a material inducement in entering into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower Party hereby releases, remises and forever discharges the Administrative Agent and the Lenders and their respective agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Credit Agreement, the other Loan Documents, and/or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment prior to date hereof. This release shall be and remain in full force and effect notwithstanding the discovery by the Borrower Parties after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to the Borrower Parties’ execution of this release; provided, however, this release shall not extend to any claims arising after the execution of this Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	GTSI CORP.

By:	/s/ Peter Whitfield
	Name:	Peter Whitfield
	Title:	SVP & CFO

GUARANTORS:	GTSI FINANCIAL SERVICES, INC.

By:	/s/ Peter Whitfield
	Name:	Peter Whitfield
	Title:	Treasurer

TECHNOLOGY LOGISTICS, INC.
By:	/s/ Peter Whitfield
	Name:	Peter Whitfield
	Title:	Treasurer

GTSI PROFESSIONAL SERVICES, INC.
By:	Peter Whitfield
	Name:	Peter Whitfield
	Title:	Treasurer

AGENT AND LENDERS:	SUNTRUST BANK, as the Administrative Agent, the Issuing Bank, a Lender and the Swing Bank

By:	/s/ William Lotott, Jr.
	Name:	William Lotott, Jr.
	Title:	Director

BANK OF AMERICA, N.A., as a Lender
By:	/s/ John Yankauskas
	Name:	John Yankauskas
	Title:	Sr. Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ O. Theodore Kuber, Jr.
	Name:	O. Theodore Kuber, Jr.
	Title:	Vice President

TEXTRON FINANCIAL CORPORATION, as a Lender
By:	/s/ Robert J. Dysart, Jr.
	Name:	Robert J. Dysart, Jr.
	Title:	Senior Account Executive

WELLS FARGO FOOTHILL, INC., as a Lender
By:	/s/ David P. Hill
	Name:	David Hill
	Title:	Vice President

Fifth Amendment to Credit Agreement